Exhibit 10.3

OPENWAVE SYSTEMS INC.

AMENDED AND RESTATED

CHANGE OF CONTROL SEVERANCE AGREEMENT

This Amended and Restated Change of Control Severance Agreement (the “Agreement”), made and entered into by and between                     (the “Employee”) and Openwave Systems Inc., a Delaware corporation (the “Company”), effective as of                     , 2011 (the “Effective Date”), amends, restates and supersedes the prior Change of Control Severance Agreement, effective as of                     , between the Employee and the Company.

RECITALS

A. It is expected that the Company from time to time will consider the possibility of an acquisition by another company or other change of control. The Board of Directors of the Company (the “Board”) recognizes that such consideration can be a distraction to the Employee and can cause the Employee to consider alternative employment opportunities. The Board has determined that it is in the best interests of the Company and its shareholders to ensure that the Company will have the continued dedication and objectivity of the Employee, notwithstanding the possibility, threat or occurrence of a Change of Control (as defined below) of the Company.

B. The Board believes that it is in the best interests of the Company and its shareholders to provide the Employee with an incentive to continue his or her employment and to motivate the Employee to maximize the value of the Company upon a Change of Control for the benefit of its shareholders.

C. The Board believes that it is imperative to provide the Employee with certain benefits upon the Employee’s termination of employment following a Change of Control that provide the Employee with enhanced financial security and incentive and encouragement to the Employee to remain with the Company notwithstanding the possibility of a Change of Control.

D. The Board has approved this Agreement and wishes to replace any existing individual agreements or arrangements with the Employee entered into prior to the Effective Date and that relate to severance payments or vesting acceleration with respect to options, restricted stock or other compensatory stock-based awards upon a change of control of the ownership of the Company, with this Agreement which is now the Company’s standard form of agreement with its officers with respect to this subject matter.

E. The benefits which are provided by virtue of this Agreement are in consideration of the Employee’s future execution of an agreement to certain terms, including a release of all claims against the Company and related parties that releases the Company and such parties from any claims whatsoever arising from or related to the Employee’s employment relationship with the Company substantially in the form attached hereto Exhibit A of this Agreement (the “Separation and Mutual Release Agreement”).

F. Certain capitalized terms used in the Agreement are defined in Section 6 below.

The parties hereto agree as follows:

1. TERM OF AGREEMENT. This Agreement became effective on the Effective Date and shall terminate only upon the date that all obligations of the parties hereto with respect to this Agreement have been satisfied. Except as otherwise expressly provided in Section 3(a) below, this Agreement supersedes and replaces any individual agreements or arrangements, or any relevant portions thereof, between the Company or any of its subsidiaries and the Employee entered into prior to the Effective Date that relate to (1) any severance payments or benefits, (2) any other payments or benefits, or (3) any vesting acceleration, lapse of restrictions or other amendment with respect to options or restricted stock of the Company, in each case related to a change of control of the ownership of the Company (however defined in any such agreements or arrangements). Any such individual agreements or arrangements, or any relevant portions thereof addressing this subject matter (whether in the form of offer letters, employment agreements, change of control agreements, severance agreements, transition agreements, severance policies or plans, or otherwise) are hereby terminated and shall no longer have any force or effect.

2. AT-WILL EMPLOYMENT. The Company and the Employee acknowledge that this Agreement does not change the “at-will” status of Employee’s employment with the Company, as defined under applicable law. If the Employee’s employment terminates for any reason not in connection with a Change of Control, the Employee shall not be entitled to any benefits, damages, awards or compensation under Section 3 of this Agreement but may be entitled to payments or benefits in accordance with the Company’s other established employee plans and practices or pursuant to other agreements with the Company.

3. SEVERANCE AND OTHER BENEFITS.

(a) Termination in Connection with a Change of Control. If the Employee’s employment terminates as a result of Involuntary Termination at any time during the period commencing two (2) months prior to a Change of Control and ending eighteen (18) months following a Change of Control, then immediately after the later of (i) five (5) business days after the Employee’s last date of employment with the Company and (ii) seven (7) calendar days after the execution and delivery of the Mutual Separation and Release Agreement,100% of the unvested portion of any stock option, restricted stock or any other compensatory stock award granted to the Employee by the Company and then held by the Employee (except for any stock option, restricted stock or other compensatory stock award which by the express terms of the grant or by express designation by the Board are expressly excluded from the effect of this Agreement) shall automatically be accelerated in full so as to become immediately and completely vested and no longer subject to any contractual restrictions.

In addition to such vesting acceleration, on the date that such acceleration occurs, the Employee shall receive the following payments and benefits; provided, however, that it is the intention of the parties that the payments described in Section 3(a)(i) shall be made not later than March 15 of the calendar year after the Involuntary Termination occurs, and, if not made by such date, because of the Employee’s failure to deliver an effective release of claims to the Company on or before March 8, the Employee shall be subject to the six-month delay described in Section 8(f) if applicable:

(i) A lump sum cash payment equal to the Employee’s then current annual base salary and target annual bonus multiplied by the factor specified below (without taking into account any reduction in base salary which could trigger an Involuntary Termination), less applicable withholding taxes or other withholding obligations of the Company. The factor to be applied to the lump sum payment above shall be two (2) if the Employee is the Chief Executive Officer, one and one-half (1.5) if the Employee is the General Counsel or a member of E-Staff, and one (1) in all other cases; in each case measured as of the date of the event constituting or giving rise to the occurrence of an Involuntary Termination. For example, if the Employee is a member of E-Staff, then the lump sum cash payment shall be equal to one and one-half times the amount equal to the Employee’s annual base salary plus target annual bonus.

(ii) At the Company’s expense, the Company will continue to provide Employee, and eligible dependents or other qualified beneficiaries of Employee, with medical, dental and vision insurance benefit coverage in coordination with the provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”) eighteen (18) months if the Employee is the Chief Executive Officer, the General Counsel or a member of E-Staff, and twelve (12) months in all other cases, provided that the Employee completes and timely files all necessary COBRA election documentation which will be sent to Employee after the last day of employment. After the periods specified in this Section 3(a)(ii), if Employee wishes to continue such COBRA coverage, Employee will be required to pay all requisite premiums for such continued coverage.

(b) Voluntary Resignation; Termination For Cause. If the Employee’s employment terminates by reason of the Employee’s voluntary resignation (which is not an Involuntary Termination) or if the Employee is terminated for Cause, then the Employee shall not be entitled to receive any benefits under this Agreement, but may be entitled to benefits and other rights (if any) as may then be established under the terms of the Company’s other then-existing severance and benefits plans and programs or pursuant to other agreements with the Company.

(c) Disability; Death. If the Company terminates the Employee’s employment as a result of the Employee’s Disability, or such Employee’s employment is terminated due to the death of the Employee, then the Employee shall not be entitled to receive any benefits under this Agreement, but may be entitled to benefits and other rights (if any) as may then be established under the Company’s other then-existing severance and benefits plans and programs or pursuant to other agreements with the Company.

(d) Termination Not in Connection With a Change of Control. In the event the Employee’s employment terminates not in connection with a Change of Control, for any reason or no reason, whether on account of Disability, death, or otherwise, either prior to the period commencing two (2) months before the occurrence of a Change of Control or after the eighteen (18) month period following a Change of Control, then the Employee shall not be entitled to receive severance and any other benefits under this Agreement, but only as may then be established under the Company’s other then-existing severance and benefits plans and programs or pursuant to other agreements with the Company.

(e) Mitigation. The Employee shall not be required to mitigate damages or the amount of any payment or benefit provided under this Agreement by seeking other employment or otherwise, nor shall the amount of any payment provided for under this Agreement be reduced by any compensation earned by the Employee as a result of employment by another employer or by any retirement benefits received by the Employee after the date of the termination of employment, or otherwise.

4. ATTORNEY FEES, COSTS AND EXPENSES. The Company shall promptly reimburse the Employee, on a monthly basis, for one-half (1/2) of the reasonable attorney fees, costs and expenses (collectively “Fees”) incurred by the Employee in connection with any action brought by the Employee to enforce his or her rights hereunder. In the event the Employee is the prevailing party, the Company shall reimburse the Employee for any Fees incurred by the Employee not previously reimbursed by the Company. However, if the Employee is not the prevailing party, the Employee shall immediately repay to the Company all previously paid reimbursements. The prevailing party shall be determined based upon the applicable court’s or arbitrator’s determination of which party prevailed on the major contested issues, with reference to the amount awarded or agreed to and without regard to whether or not the action resulted in a final judgment or was settled.

5. RESERVED.

6. DEFINITION OF TERMS. The following terms used in this Agreement shall have the following meanings:

(a) Cause. “Cause” shall mean (i) gross negligence or willful misconduct in the performance of the Employee’s duties to the Company; (ii) repeated unexplained or unjustified absences from the Company; (iii) a material and willful violation of any federal or state law which if made public would injure the business or reputation of the Company as reasonably determined by the Board of Directors of the Company; (iv) refusal or willful failure to act in accordance with any specific lawful direction or order of the Company or stated lawful written policy of the Company; (v) commission of any act of fraud with respect to the Company; or (vi) conviction of a felony or a crime involving moral turpitude causing material harm to the standing and reputation of the Company, in each case as reasonably determined by the Board of Directors of the Company.

(b) Change of Control. “Change of Control” means the occurrence of any of the following events:

(i) The sale, exchange, lease or other disposition of all or substantially all of the assets of the Company to a person or group of related persons (as such terms are defined or described in Sections 3(a)(9) and 13(d)(3) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) that will continue the business of the Company in the future;

(ii) The sale, exchange, lease or other disposition of the Mediation Business Unit of the Company (whether through an asset sale or otherwise) to a person or group of related persons (as such terms are defined or described in Sections 3(a)(9) and 13(d)(3) of the Exchange Act);

(iii) A merger or consolidation involving the Company in which the voting securities of the Company owned by the shareholders of the Company immediately prior to such merger or consolidation do not represent, after conversion if applicable, more than fifty percent (50%) of the total voting power of the surviving controlling entity outstanding immediately after such merger or consolidation; provided that any person who (1) was a beneficial owner (within the meaning of Rules 13d-3 and 13d-5 promulgated under the Exchange Act) of the voting securities of the Company immediately prior to such merger or consolidation, and (2) is a beneficial owner (or is part of a group of related persons that is a beneficial owner) of more than 20% of the securities of the Company immediately after such merger or consolidation, shall be excluded from the list of “shareholders of the Company immediately prior to such merger or consolidation” for purposes of the preceding calculation); or

(iv) The direct or indirect acquisition of beneficial ownership of at least fifty percent (50%) of the voting securities of the Company by a person or group of related persons (as such terms are defined or described in Sections 3(a)(9) and 13(d)(3) of the Exchange Act); provided, that “person or group of related persons” shall not include the Company, a subsidiary of the Company, or an employee benefit plan sponsored by the Company or a subsidiary of the Company (including any trustee of such plan acting as trustee).

For purposes of this section, the Mediation Business Unit of the Company is comprised of the business units of the Company that develop and market service mediation products, including but not limited to, MAG, Integra, Web Adaptor (Openweb), Mobile Edge Security Suite, Passport, Smart Policy, Web Security, Web Optimization, Media Optimization, Amplicity and Analytics.

(c) Disability. “Disability” shall mean that the Employee has been unable to perform his or her Company duties as the result of his or her incapacity due to physical or mental illness or injury, and such inability, at least twenty-six (26) weeks after its commencement, is determined to be total and permanent by a physician selected by the Employee or the Employee’s legal representative and acceptable to the Company or its insurers (such agreement as to acceptability not to be unreasonably withheld). Termination resulting from Disability may only be effected after at least thirty (30) days’ written notice by the Company of its intention to terminate the Employee’s employment. In the event that the Employee resumes the performance of substantially all of his or her duties hereunder before the termination of his or her employment becomes effective, the notice of intent to terminate shall automatically be deemed to have been revoked.

(d) E-Staff. “E-Staff” shall mean the senior executives of the Company who report directly to the Chief Executive Officer.

(e) Involuntary Termination. “Involuntary Termination” shall mean the Company’s termination of Employee’s employment or the Employee’s resignation from the Company, as applicable, in either case upon or within 3 months after the occurrence of any of the following events: (i) without the Employee’s express written consent, the material reduction of the Employee’s duties, authority, responsibilities, job title or reporting relationships relative to the Employee’s duties, authority, responsibilities, job title, or reporting relationships as in effect immediately prior to such reduction, or the assignment to the Employee of such reduced duties, authority, responsibilities, job title, or reporting relationships; (ii) without the Employee’s express written consent, a material reduction, without good business reasons, of the facilities and perquisites (including office space, secretarial support, other support staff, and location) available to the Employee immediately prior to such reduction; (iii) a material reduction by the Company in the base salary of the Employee as in effect immediately prior to such reduction; (iv) a material reduction by the Company in the kind or level of employee benefits, including bonuses, to which the Employee was entitled immediately prior to such reduction with the result that the Employee’s overall benefits package is materially reduced; (v) the relocation of the Employee to a facility or a location more than twenty-five (25) miles from the Employee’s then present location, without the Employee’s express written consent; (vi) any termination of the Employee by the Company which is not effected for Disability or for Cause, or any actual or purported termination effected by the Company for Disability or for Cause for which the grounds relied upon are not valid; (vii) the failure of the Company to obtain the assumption of this Agreement by any successors contemplated in Section 7(a) below; or (viii) any act or set of facts or circumstances which would, under California case law or statute, constitute a constructive termination of the Employee. For purposes of clause (i) of the immediately preceding sentence, the Employee’s responsibilities shall be deemed to be materially reduced if the Employee is no longer an executive officer (in the case of current executive officers) or on the executive officer management staff (in the case of current E-Staff) of such ultimate parent entity. Notwithstanding the foregoing, an Involuntary Termination only shall be deemed to have occurred upon the Employee’s resignation from the Company if (i) the Employee provides notice to the Company within ninety (90) days after the initial occurrence of the event forming the basis for the resignation and (ii) the Company fails to substantially cure the event within thirty (30) days after receiving notice.

7. SUCCESSORS.

(a) Company’s Successors. Any successor to the Company (whether direct or indirect and whether by purchase, merger, consolidation, liquidation or otherwise) to all or substantially all of the Company’s business and/or assets shall assume the obligations under this Agreement and agree expressly to perform the obligations under this Agreement in the same manner and to the same extent as the Company would be required to perform such obligations in the absence of a succession. For all purposes under this Agreement, the term “Company” shall include any successor to the Company’s business and/or assets which executes and delivers the assumption agreement described in this Section 7(a) or which becomes bound by the terms of this Agreement by operation of law or otherwise.

(b) Employee’s Successors. The terms of this Agreement and all rights of the Employee hereunder shall inure to the benefit of, and be enforceable by, the Employee’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

8. MISCELLANEOUS.

(a) General. Notices and all other communications contemplated by this Agreement shall be in writing and shall be deemed to have been duly given either (i) when personally delivered or sent by facsimile or (ii) five (5) days after being mailed by U.S. registered or certified mail, return receipt requested and postage prepaid. In the case of the Employee, mailed notices shall be addressed to him or her at the home address or facsimile number which he or she most recently communicated to the Company in writing. In the case of the Company, mailed notices or notices sent by facsimile shall be addressed to its corporate headquarters, and all notices shall be directed to the attention of its General Counsel or Chief Financial Officer.

(b) Governing Law; Jurisdiction and Venue. This Agreement shall be governed by the internal laws of the State of California. Both Employee and the Company hereby agree to the jurisdiction and venue of the courts of the State of California and Federal Courts of the United States of America located within the County of Santa Clara for all actions relating to this Agreement. Employee further agrees that service upon Employee in any such action or proceeding may be made by first class mail, certified or registered, to the Employee’s address as last appearing on the records of the Company or by personal service on Employee.

(c) Counterparts; Facsimile. This Agreement may be executed in separate counterparts, any one of which need not contain signatures of more than one party, but all of which taken together will constitute one and the same Agreement. The executed copy of this Agreement may be delivered by facsimile or in original form.

(d) Waiver. If either party should waive any breach of any provisions of this Agreement, they shall not thereby be deemed to have waived any preceding or succeeding breach of the same or any other provision of this Agreement.

(e) Headings. The headings of the sections hereof are inserted for convenience only and shall not be deemed to constitute a part hereof or to affect the meaning thereof.

(f) Construction; Six-Month Delay for Specified Employees. It is the intent of the parties hereto that this Agreement be in compliance with Section 409A of the Code and the Treasury Regulations promulgated thereunder. If any amounts to be paid under Section 3(a)(i) hereof are determined to constitute non-qualified deferred compensation subject to Internal Revenue Code Section 409A, then such amounts payable to “specified employees” of the Company (as that term is defined in Treasury Regulation Section 1.409A-1(i)) shall be delayed for six months in accordance with Treasury Regulation Section 1.409A-3(i)(2), but only to the extent necessary to avoid the imposition of the 20 percent additional tax imposed pursuant to Internal Revenue Code Section 409A(a) as a result of the application of Internal Revenue Code Section 409A(a)(2)(B)(i).

IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of the Company by its duly authorized officer, as of the date set forth above.

COMPANY	OPENWAVE SYSTEMS INC.

	Name:	Michael Mulica
	Title:	President and CEO

EMPLOYEE	Signature:
Name:

EXHIBIT A

DO NOT SIGN BELOW UNLESS AND UNTIL OPENWAVE SYSTEMS INC. HAS ADVISED YOU THAT YOU ARE ELIGIBLE FOR A SEVERANCE PAYMENT PURSUANT TO THE TERMS OF YOUR AMENDED AND RESTATED CHANGE OF CONTROL SEVERANCE AGREEMENT.

RELEASE OF CLAIMS

1. In exchange for the severance payment and other benefits described in Section 3 of my Amended and Restated Change of Control Severance Agreement with Openwave Systems Inc. (the “Company”), I and my successors and assigns release the Company and its successors and assigns, and each of their respective parents, divisions, subsidiaries, and affiliated entities, and each of those entities’ respective current and former shareholders, investors, directors, officers, employees, agents, attorneys, insurers, legal successors and assigns, from any and all claims, actions and causes of action, whether now known or unknown, that I have, or at any other time had, or shall or may have against those released parties based upon or arising out of any matter, cause, fact, thing, act or omission whatsoever occurring or existing at any time up to and including the date on which I sign this Release of Claims, including, but not limited to, any claims of wrongful termination, breach of express or implied contract, fraud, negligent misrepresentation, defamation, infliction of emotional distress, retaliation or national origin, race, age, sex, disability, sexual orientation or other discrimination or harassment under the Civil Rights Act of 1964, the Age Discrimination in Employment Act, the Americans With Disabilities Act, the Fair Employment and Housing Act, or any other applicable law. This Release of Claims will not apply to any rights or claims that cannot be released as a matter of law, including any statutory indemnity rights, to any claims under the terms of the Indemnity Agreement entered into by me and the Company, if any, and it will not apply to any claims that arise after the date on which I sign this Release of Claims.

2. I acknowledge that I have read section 1542 of the Civil Code of the State of California which, in its entirety, states:

A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.

I hereby waive any rights that I have under section 1542 of the Civil Code of the State of California (or any similar provision of the laws of any other jurisdiction) to the fullest extent that I may lawfully waive such rights pertaining to this Release of Claims, and I affirm that it is my intention to release all known and unknown claims that I have against the parties released in Paragraph 1 above.

3. I acknowledge that I have been paid all earned wages and accrued, unused vacation/paid time off that I earned during my employment with the Company.

4. I agree that I will not, at any time in the future, make any critical or disparaging statements about the Company, its products or its employees, unless such statements are made truthfully in response to a subpoena or other legal process. The Company agrees that its officers and directors will not, at any time in the future, make any critical or disparaging statements about me to any third party, unless such statements are made truthfully in response to a subpoena or other legal process.

5. I acknowledge that I have returned to the Company all Company property and documents (whether in paper or electronic form, and all copies thereof) and any Company proprietary or confidential information (and all reproductions thereof, in whole or in part) that were in my possession, custody, or control. I acknowledge and agree that following the termination of my employment with the Company, I continue to be bound by, and will comply with, the terms of the Confidential Information and Invention Assignment Agreement between me and the Company of             , 20    .

6. This Release of Claims constitutes the entire agreement between the Company and me with regard to the subject matter hereof. Both parties acknowledge that they have carefully read and fully understand this Release of Claims and I have not relied on any statement, written or oral, which is not set forth in this document. Both parties understand and agree that this Release of Claims cannot be modified or amended except by a document signed by me and an authorized officer of the Company.

I UNDERSTAND THAT I SHOULD CONSULT WITH AN ATTORNEY PRIOR TO SIGNING THIS RELEASE OF CLAIMS AND THAT I AM GIVING UP ANY LEGAL CLAIMS I HAVE AGAINST THE PARTIES RELEASED ABOVE BY SIGNING THIS RELEASE OF CLAIMS. I ALSO UNDERSTAND THAT I MAY HAVE UP TO 21 DAYS TO CONSIDER AND SIGN THIS RELEASE OF CLAIMS, THAT I MAY REVOKE THIS RELEASE OF CLAIMS AT ANY TIME DURING THE SEVEN DAY PERIOD AFTER I SIGN IT BY WRITTEN NOTICE OF REVOCATION TO THE GENERAL COUNSEL OF THE COMPANY, AND THAT THIS RELEASE OF CLAIMS WILL NOT BECOME EFFECTIVE UNLESS I DO NOT REVOKE IT DURING THAT SEVEN DAY PERIOD. I ACKNOWLEDGE THAT I HAVE READ AND UNDERSTAND THIS RELEASE OF CLAIMS, AND I AM SIGNING THIS RELEASE OF CLAIMS KNOWINGLY, WILLINGLY AND VOLUNTARILY IN EXCHANGE FOR THE SEVERANCE PAYMENT AND BENEFITS DESCRIBED ABOVE, WHICH PAYMENT AND BENEFITS I AM NOT ENTITLED TO RECEIVE EXCEPT AS A RESULT OF SIGNING THIS RELEASE OF CLAIMS.

[Signature page follows.]

Dated: , 20	Signature:
Name:

OPENWAVE SYSTEMS INC.

Dated: , 20	By:
Its: